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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (this "AGREEMENT") is made as of December 10, 1998, by and between SM&A CORPORATION, a California corporation (the "CORPORATION"), and MICHAEL PIRAINO (the "EXECUTIVE"), with reference to the following facts:

                                R E C I T A L S:
                                - - - - - - - -

         A. The Corporation desires to employ Executive as its President and Chief Operating Officer.

         B. Executive desires to perform the duties connected with such position on the terms and conditions hereinafter set forth.


                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing facts, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


1.       Term.
         ----

         The term of this Agreement ("EMPLOYMENT TERM") shall commence on December 10, 1998, and shall continue for three (3) years, subject to earlier termination only as set forth in SECTION 5.


2.       Duties.
         ------

         2.1 OFFICE. Executive is hereby appointed to serve as President and Chief Operating Officer of the Corporation. In the above capacity, Executive shall report directly to the Chief Executive Officer of the Corporation. Executive shall exercise such responsibilities and authority relating to Corporation's business and operations as are customarily performed by an executive holding the offices of President and Chief Operating Officer, and such additional or different duties and services as the Board of Directors may reasonably require from time to time.

         2.2 PERFORMANCE OF SERVICES. During the Employment Term, Executive shall use his best efforts and abilities to promote Corporation's interests. Executive agrees that he will diligently endeavor to perform the services contemplated by this Agreement in accordance with policies established by the Board of Directors from time to time.








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3.       Compensation.
         ------------

         3.1 SALARY. As compensation for the services to be performed hereunder, Corporation shall pay or cause to be paid to Executive a salary ("SALARY") of Three Hundred Thousand Dollars ($300,000) per annum. The Salary shall be earned and shall be payable to Executive at such intervals and otherwise in such manner as is consistent with the normal payroll practices of Corporation for remuneration of its executives.

         3.2 BONUS COMPENSATION. As additional compensation for the performance by Executive of services hereunder and as a further incentive to Executive to devote his best efforts to the business and affairs of Corporation, Executive may be eligible to receive, at the sole and exclusive discretion of the Corporation's Compensation Committee (the "COMPENSATION COMMITTEE"), an annual bonus in such amount as the Compensation Committee shall determine to be appropriate, not to exceed $300,000.

         3.3 OPTIONS. Upon execution of this Agreement by both parties hereto, Employee shall be granted 300,000 incentive options to purchase shares of the Company's common stock pursuant to its 1997 Employee Stock Option Plan (the "PLAN"). Subject to the terms of the Option Agreement issued to Employee pursuant to the Plan, such options shall have an exercise price equal to the closing price of the Company's common stock on the NASDAQ Nation Market System as of the date hereof, vest quarterly over a period of three (3) years commencing on the date hereof, and have a term of five years from the date of grant. Options shall be granted to Employee pursuant to the Company's standard Option Agreements as historically employed pursuant to the Plan. In addition, Employee shall be granted 10,000 options on each anniversary date of his employment with the Company for a period equal to the shorter of (i) the term of his employment with the Company, or (ii) five years. Nothing set forth herein shall be construed to extend Employee's Employment Term beyond that set forth in
SECTION 1.

         3.4 WITHHOLDING. Corporation shall be entitled to withhold amounts from any compensation or other form of remuneration or benefit payable by Corporation to Executive that Corporation reasonably believes is required to be withheld under any federal, state or local tax law to which Corporation is subject.


4.       Benefits.
         --------

         4.1 VACATION AND HOLIDAYS. During the Employment Term, Executive shall be entitled to holidays and four weeks vacation time per year in accordance with policies established by the Corporation from time to time. No vacation time may be carried forward and accumulated with the vacation time afforded Executive in any subsequent year.


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         4.2 EXPENSES. Corporation shall, during the Employment Term, reimburse
Executive for all reasonable business expenses incurred and paid by Executive in the course of the performance of his duties pursuant to this Agreement, including those set forth on EXHIBIT A, consistent with the Corporation's expense reimbursement policies and procedures as in effect from time to time.

         4.3 OTHER BENEFITS. Executive shall be entitled to participate in any policies, programs and benefits which the Corporation may, in its discretion, adopt for its Executive employees generally relating to sick leave, disability insurance, life insurance, medical insurance, and bonus and incentive plans.


5.       Termination.
         -----------

         The Employment Term shall terminate upon any of the following occurrences:

         5.1 TERMINATION FOR CAUSE. Corporation may terminate this Agreement at any time for "good and valid cause," thereby canceling, effective immediately, all rights and obligations of the parties hereunder. In the event that Executive's employment by the Corporation is terminated for good and valid cause, Corporation shall have no obligation to pay any severance pay to Executive, or to otherwise pay Executive's salary, bonus or any other benefits due hereunder (except for salary, bonus and other benefits accrued on the books of Employer through the date of termination).

         For purposes of this Agreement, "GOOD AND VALID CAUSE" shall mean: (i) conviction by a court of competent jurisdiction of a felony or other crime involving moral turpitude; (ii) Executive's refusal or failure to substantially perform the primary duties of his employment hereunder after written notification thereof by the Corporation, which notice shall specify the alleged instances of failure or refusal to perform and shall provide Executive with thirty (30) days in which to cure; (iii) the determination by the Board of Directors that Executive has become unable as a result of alcohol or drug abuse to carry out the responsibilities of his employment; (v) Executive's breach of a material term of this Agreement after written notification thereof by the Corporation, which notice shall specify the alleged material breach and shall provide Executive with ten (10) days in which to cure; or (v) the death or PERMANENT DISABILITY of Executive, with the term "permanent disability" defined as a physical or mental disability continuing for a period of not less than ninety (90) consecutive days, which prevents Executive from substantially discharging his duties and responsibilities as set forth herein.

         5.2 TERMINATION WITHOUT CAUSE. Corporation shall have the right, exercisable upon four (4) weeks' written notice, to terminate Executive's employment under this Agreement without good and valid cause at any time during the Employment Term. If Executive's employment is terminated by Corporation without good and valid cause, Executive shall be entitled to receive as severance pay, following termination, an amount equal to one (1) time the annual salary and bonus paid to Executive by Corporation as provided in SECTIONS 3.1 AND 3.2, respectively. Such severance pay shall be paid at Corporation's election either in a lump sum or in 12 equal monthly installments.

                                      -3-



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         5.3 TERMINATION BY REASON OF EXECUTIVE'S VOLUNTARY RESIGNATION.
Executive shall be entitled to voluntarily resign from employment with Corporation upon four (4) weeks' advance written notice to Corporation. Upon such voluntary resignation, the Employment Term shall terminate without further action by either party hereto and all rights and obligations of the parties pursuant to this Agreement shall cease. Corporation shall have no obligation to pay any severance pay to Executive in the event that Executive voluntarily resigns, or to otherwise pay Executive's salary, bonus or any other benefits due hereunder (except for salary, bonus and other benefits accrued on the books of Employer through the date of termination).

6.       Confidentiality.
         ---------------

         Executive acknowledges that, by reason of his employment with Corporation, he may learn trade secrets and obtain other confidential information concerning the business and policies of Corporation. Executive agrees that, during and after the end of the Employment Term, he will not voluntarily divulge or otherwise disclose, directly or indirectly, any such trade secrets or other confidential information concerning the business or policies of Corporation that he may learn as a result of his employment during the Employment Term or may have learned prior to the Employment Term, except to the extent such information is lawfully obtainable from public sources or such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Corporation's best interests, (ii) required by applicable laws, or (iii) authorized by Corporation.

7.       Miscellaneous.
         -------------

         7.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Corporation and its respective successors and assigns and shall be binding upon and inure to the benefit of Executive and his executors and administrators. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive.

         7.2 WAIVER OF BREACH. The waiver by Corporation or Executive of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

         7.3 NOTICES. All notices, requests, demands and other communications submitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid registered mail, addressed as follows:

                                      -4-



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         If to Executive:                   Michael Piraino
                                            1201 Santiago Drive
                                            Newport Beach, CA  92660

         If to Corporation:                 SM&A Corporation, Attn: CEO
                                            4695 MacArthur Court, 8th Floor
                                            Newport Beach, CA  92660

         7.4 ARBITRATION. If any dispute between the parties arises out of this Agreement, such dispute shall be finally resolved by arbitration conducted in Orange County, California, in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that there shall be no pre-arbitration discovery and the arbitrator shall not award punitive damages to either of the parties.

         7.5 SEVERABILITY. If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

         7.6 ENTIRE AGREEMENT. This instrument, including Exhibit A hereto, contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the parties.

         7.7 APPLICABLE LAW. This Agreement is entered into and executed in the State of California and shall be governed by the laws of such State.

         7.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.9 HEADINGS. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

         7.10 FURTHER ASSURANCES. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

         7.11 ATTORNEYS' FEES. In the event any party hereto commences arbitration or legal action in connection with this Agreement, the prevailing party shall be entitled to its attorneys' fees, costs and expenses incurred in such action.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

         COMPANY:                      SM&A CORPORATION,
                                       a California corporation


                                       By: /S/ Steven S. Myers
                                           -------------------------------------
                                             Steven S. Myers,
                                             Chief Executive Officer


         EXECUTIVE:                        /S/ Michael Piraino
                                           -------------------------------------
                                                     MICHAEL PIRAINO

                                    EXHIBIT A

         RELOCATION LIMITATION. Executive shall not be required to be officed in excess of forty (40) miles from the Corporation's executive offices as of the date of this Agreement. Both parties acknowledge and agree that any requirement to relocate in violation of the preceding sentence shall constitute a termination of Executive without good and valid cause as set forth in Section 5.2.

         OTHER EXPENSES. The Corporation shall reimburse Executive for (i) the lease payments (approximately $900 per month) and auto insurance for Executive's BMW automobile, and (ii) Executive's business use of his cellular phone.

         BONUS GUARANTY - FIRST YEAR. Notwithstanding any provision in the Agreement to the contrary, Executive shall receive no less than $100,000 as a bonus for the first year of the Employment Term, payable on the first anniversary of the date hereof (or as soon thereafter as is reasonably practicable), without regard to whether (a) Executive is currently in the employ of the Company, and (b) the reason for Executive's termination of employment with the Company on or prior to such first anniversary.

         BONUS PRO RATED. In the event that Executive dies or is terminated without good and valid cause (as defined in Section 5.1) during the Employment Term, Executive shall receive a pro rata portion of the bonus payment to which he would otherwise have been entitled which is equal to the number of calendar days actually employed during such calendar year, divided by 365.

         CHANGE IN DUTIES/TITLE. In the event the Company causes a material and substantial diminution in Executive's duties or title as set forth in this Agreement, Executive may, within ten (10) days of such diminution, treat his employment with Company as having been terminated without good and valid cause and entitle Executive to the benefits set forth in SECTION 5.2.

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